UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2006

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 21, 2006, i2 Technologies, Inc. (the “Company”) and Michael E. McGrath, the President and Chief Executive Officer of the Company (“McGrath”), entered into an Amendment to Employment Agreement (the “Amendment”), which amends that certain Employment Agreement dated as of February 27, 2005 by and between the Company and McGrath, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 3, 2005 (as previously amended, the “Employment Agreement”). The Amendment modifies the period during which McGrath’s vested equity instruments shall be exercisable following a termination of McGrath’s employment with the Company resulting from death or disability, a voluntary termination or a termination without cause (each, a “termination event”). Following any such termination event (as such termination events are more fully defined in the Employment Agreement), such equity instruments shall be exercisable until the later of: (a) the 15th day of the third month following the 90th day after the later of the date of such termination event or the date that McGrath has a termination of service, for any or no reason, as Chairman of the Board of Directors of the Company (subject to McGrath having been previously elected as Chairman), or (b) December 31 of the calendar year in which occurs the 90th day after the later of the date of such termination event or the date that McGrath has a termination of service, for any or no reason, as Chairman of the Board of Directors of the Company (subject to McGrath having been previously elected as Chairman). Notwithstanding the foregoing, any equity instrument shall be cancelled and no longer exercisable upon the expiration of the stated term of such equity instrument.

The summary of the Amendment contained in this Item 5.02 is qualified in its entirety by reference to the Amendment itself, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by this reference into this Item 5.02 in its entirety.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Amendment to Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2006	i2 TECHNOLOGIES, INC.

	By:	/s/ Michael J. Berry

Michael J. Berry
Executive Vice President and Chief Financial Officer